UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2008
QUESTCOR PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	001-14758 (Commission File Number)	33-0476164 (I.R.S. Employer Identification No.)

3260 Whipple Road Union City, California (Address of Principal Executive Offices)		94587 (Zip Code)
Registrant’s telephone number, including area code: (510) 400-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On September 10, 2008, Questcor Pharmaceuticals, Inc. (the “Company”) appointed Gary M. Sawka, age 62, as the Company’s Senior Vice President of Finance and Chief Financial Officer.
      From February 2007 to April 2008, Mr. Sawka served as Chief Financial Officer and Designated Responsible Individual for Tripath Technology, Inc., a former Nasdaq-listed fabless semiconductor company, during its Chapter 11 reorganization. From August 2006 to February 2007, he served as a consulting Chief Financial Officer to Tripath Technology, Inc. From 2002 to 2006, Mr. Sawka worked as a financial consultant for several Nasdaq-listed companies. From 2000 to 2001, he served as Executive Vice President and Chief Financial Officer of ePlanning Securities, Inc., a national, representative-owned, independent FINRA Broker/Dealer. From 1984 to 2000, Mr. Sawka served as Vice President and Chief Financial Officer of Tvia, Inc. (OTC: TVIA.PK), a fabless semiconductor company, PrimeSource Corporation, an international container leasing company, and Itel Containers International Corp, an international container leasing company specializing in high service leases.
      Mr. Sawka is a member of the board of directors and the audit, compensation and nominating and corporate governance committees of CAI International, Inc. (NYSE:CAP), an international container leasing and management company.
     Upon his appointment as Senior Vice President of Finance and Chief Financial Officer, Mr. Sawka will be paid an annual base salary of $260,000. In addition to his base salary, Mr. Sawka can earn an incentive bonus of up to 40% of his earned base compensation based on the attainment of specific milestones during each calendar year. Mr. Sawka also was granted an option to purchase 130,000 shares of common stock of the Company at an exercise price of $5.49 per share, the Company’s closing stock price on the trading date immediately preceding the grant date. The options vest monthly over 48 months from the date of grant, subject to a one year cliff, whereby no options vest until the first anniversary of the date of grant. The options expire ten years following the date of grant.
     The Company and Mr. Sawka are party to a Severance Agreement that would provide certain benefits upon a change in control of the Company. The agreement provides that in the event a change in control of the Company occurs and his employment with the Company is involuntarily terminated, either by the Company other than for cause or by Mr. Sawka for good reason, within the 12 month period commencing on the date of such change in control, one-hundred percent of his unvested stock options or restricted shares under any plan of the Company that are then outstanding shall become vested and exercisable immediately on the date of the involuntary termination. The agreement also provides severance compensation outside of the change of control context, totaling six months of base salary during the first three years of employment or twelve months of base salary after the first three years of employment in the event his employment is terminated either by the Company other than for cause or by Mr. Sawka for good reason.
Item 7.01. Regulation FD Disclosure.
     On September 11, 2008, the Company issued a press release announcing the appointment of Mr. Sawka as Senior Vice President of Finance and Chief Financial Officer of the Company, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

     The foregoing information is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Press release issued by Questcor Pharmaceuticals, Inc., dated as of September 11, 2008.

SIGNATURES
     Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2008	QUESTCOR PHARMACEUTICALS, INC.
	By:	/s/ Gary M. Sawka
Gary M. Sawka
Senior Vice President of Finance, and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press release issued by Questcor Pharmaceuticals, Inc., dated as of September 11, 2008.